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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

          PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934


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Date of Report (Date of earliest event reported)    October 15, 1998 (September 30, 1998)

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                         RTI INTERNATIONAL METALS, INC.
             (Exact name of registrant as specified in its charter)



     Ohio                       001-14437                    52-2115953
(State or other                (Commission                (I.R.S. Employer
jurisdiction of                File Number)              Identification No.)
incorporation)



                     1000 Warren Avenue
                           Niles, OH                        44446
           (Address of principal executive offices)      (Zip Code)


Registrant's telephone number, including area code               (330) 544-7700




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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

                  On October 1, 1998, RTI International Metals, Inc. (the "Company") completed its acquisition of two separate entities, New Century Metals, Inc. ("NCM") and Weld-Tech Engineering, L. P. ("Weld-Tech").


NCM
---

                  Pursuant to a Stock Purchase Agreement, dated as of October 1, 1998, by and among the Company, Richard R. Burkhart, Joseph H. Rice and NCM, the Company purchased all of the capital stock of NCM for $35,000,000 subject to adjustment in certain circumstances. The consideration was paid by the form of $16,000,000 in cash, $16,000,000 payable upon demand or January 4, 1999, whichever occurs first, together with interest at the rate of 5.81% per annum and $3,000,000 of the Company's Common Stock valued at $19.2875 per share. The purchase price is subject to adjustment by the amount, if any, by which the working capital of NCM and its subsidiaries at October 1, 1998 is determined to differ from the working capital of NCM and its subsidiaries as of June 30, 1998. The funds necessary for the purchase were paid from the Company's available cash reserves.

                  NCM manufactures and distributes titanium and other high temperature and corrosion-resistant alloys in long bar form to the aerospace, chemical processing, oil exploration and production and power generation industries. NCM also operates five distribution centers.

                  Richard R. Burkhart, one of the former shareholders of NCM, also entered into an employment agreement with NCM pursuant to which he will be employed as the President of NCM.


Weld-Tech
---------

                  Pursuant to an Asset Purchase Agreement, dated as of October 1, 1998 (the "Weld-Tech Agreement"), the Company acquired substantially all of the assets, and assumed certain liabilities, of Weld-Tech for $11,260,000 in cash subject to adjustment by the amount, if any, by which the total equity of Weld-Tech as of the closing is determined to differ from $1,000,000. Additionally, the Weld-Tech Agreement required the Company to pay a total of $1,413,179 owed by Weld-Tech to Continental Casing Corporation, a Texas corporation ("Continental") the shareholders of which are also partners of Weld-Tech. The funds necessary for the purchase of the assets of Weld-Tech were paid from the Company's available cash reserves.

                  Weld-Tech, based in Houston, Texas, will be a wholly-owned subsidiary of the Company and will operate under the name Weld-Tech Engineering Services, L.P. Weld-Tech provides engineering and fabrication services for the oil and gas industry, including weld design, fabrication and repair as well as materials engineering and testing services.



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                  The Company plans to expand its investment in Weld-Tech with the addition of a heat treatment facility, machining center and a corrosion protection coating facility. These additions will result in improved capabilities and provide complete fabrication services to Weld-Tech's expanding customer base in titanium and other special metals, as well as various steels.

                  Patrick L. Boster and Michael E. Beard, partners of Weld-Tech, will continue in their current roles as President and Vice President of Manufacturing, respectively and have entered into employment agreements with Weld-Tech Engineering Services, L.P.

ITEM 5.  OTHER EVENTS.

Work Stoppage.
--------------

                  Beginning on October 1, 1998, over five hundred workers at the Niles, Ohio plant of the Company's wholly-owned subsidiary, RMI Titanium Company, stopped working after negotiations failed to produce a new union contract. The United Steelworkers of America Local No. 2155 represent both the plant workers and clerical staffers that went on the work stoppage following the September 30 expiration of the prior contract.

                  Salaried personnel are manning reduced operations. Management has not determined the effect of the work stoppage on the financial condition or results of operation of the Company; however, a prolonged work stoppage could have a material adverse effect.


Reorganization into Holding Company Structure.
----------------------------------------------

                  On September 30, 1998, the shareholders of the Company's now wholly-owned subsidiary, RMI Titanium Company, approved a proposal to reorganize into a holding company structure. Pursuant to the reorganization, the Company became the parent company of RMI Titanium, shares of which were automatically exchanged on a one-for-one (1:1) basis for shares in the Company.




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Exhibits
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         2.1      Stock Purchase Agreement, dated as of October 1, 1998, by and among RTI International Metals, Inc., New Century Metals, Inc., Richard R. Burkhart and Joseph H. Rice.

         2.2 Asset Purchase Agreement, dated October 1, 1998, by and among Weld-Tech Engineering Services, L.P. and Weld-Tech Engineering, L.P.

         3.1 Amended and Restated Articles of Incorporation of RTI International Metals, Inc.






                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              RTI INTERNATIONAL METALS, INC.


                                              /s/ TIMOTHY RUPERT
                                              ---------------------------------
                                              Timothy Rupert
                                              Executive Vice President and
                                              Chief Financial Officer


Date:        October 15, 1998
             Niles, Ohio